Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-197726) pertaining to the Catalent, Inc. 2014 Omnibus Incentive Plan and the 2007 PTS Holdings Corp. Stock Incentive Plan, and
(2) Registration Statement (Form S-3 No. 333-211872) of Catalent, Inc.;

of our report dated August 29, 2016, with respect to the consolidated financial statements and schedule of Catalent, Inc., and the effectiveness of internal control over financial reporting of Catalent, Inc. included in its Annual Report (Form 10-K) of Catalent, Inc. for the year ended June 30, 2016.

/s/ Ernst & Young LLP

MetroPark, New Jersey
August 29, 2016